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                                                                   Exhibit 10.30


                          [OCULAR SCIENCES LETTERHEAD]


October 25, 2000


VIA FEDERAL EXPRESS
-------------------

Mr. Sidney Landman
70 Corral Drive
Penfield, New York 14526

Dear Sid:

It is with great pleasure that I offer you the position of Vice President, Chief Financial Officer of Ocular Sciences, Inc., reporting directly to me. Your start date will be no later than November 30, 2000.

As a key member of the senior executive team, you will participate in the overall strategic direction and management of the company, as well as provide leadership to all financial functions. You and I will be the primary interface and company spokesperson with the financial community, including investors, banks and financial analysts.

This offer includes the following:

- Your annual base salary will be $230,000. You will be eligible for a salary and performance review 12 months after your start date.
- You will be eligible for an annual management incentive bonus which pays a target bonus of 50% of base salary for the achievement of pre-established business objectives. At the Board of Directors discretion, you would be eligible for a bonus higher than 50% of salary for performance that exceeds pre-established objectives.
- You will receive an initial stock option grant of 100,000 shares, subject to approval of the Board of Directors. You will be eligible for additional annual stock option grants based on performance. Currently, it is our expectation that these annual grants would be in the range of 30,000-40,000 shares. A copy of the stock option plan is enclosed for your information.
- Reimbursement of relocation expenses, subject to my advance approval, including real estate commission on the sale of your current home, movement of household goods, transportation of you and your family, house hunting trip(s) for you and your spouse to identify a new home, closing costs on the purchase of a home, and temporary living expenses.
- A loan of $300,000 to be used exclusively for the purchase of your primary residence. The loan, which is non-interest bearing, is to be secured by a deed of trust on the property. The loan will be forgiven after 5 years of employment. The loan is repayable within 90 days should you leave Ocular Sciences.



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                          [OCULAR SCIENCES LETTERHEAD]



- Participation in the standard employee benefits provided to all employees of Ocular Sciences, e.g., medical and dental coverage, disability insurance, life insurance, 401K plan, paid vacation and holidays. These benefits are described in more detail in the enclosed documents.
- Severance pay of two years' salary and bonus in the event that your employment is involuntarily terminated as a result of the sale of the company or a change of control and 6 months in the event of any other termination except termination for "cause."

Sid, I am confident that the future of Ocular Sciences is a bright one, filled with success, and I am excited about the prospect of you joining the team that will make that success happen. I know that I speak for the entire management team when I say that we are eager to have you join us.

Please indicate your acceptance of this offer by signing below and faxing it to my attention at 650-583-1108, followed up with a mailed hard copy. If you have any questions or would like to discuss, please call me at 650-583-1400 ext. 3400 or send an email to jfruth@ocularsciences.com

Sincerely yours,


/s/ John Fruth
---------------
John D. Fruth
Chairman & CEO




I accept the offer and terms of employment described in this letter:


/s/ Sidney Landman
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Sidney Landman